Tredegar Corporation	Contact:
Corporate Communications	Mitzi S. Reynolds
1100 Boulders Parkway	Phone: 804/330-1134
Richmond, Virginia 23225	Fax: 804/330-1177
E-mail: invest@tredegar.com	E-mail: mitzireynolds@tredegar.com
Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS FIRST-QUARTER RESULTS

RICHMOND, Va., April 20, 2005 – Tredegar Corporation (NYSE:TG) reported first-quarter income from continuing operations of $5.6 million (14 cents per share) compared to $2.4 million (6 cents per share) in 2004. Earnings from manufacturing operations were $6.7 million (17 cents per share) versus $7.0 million (18 cents per share) last year. First-quarter sales were up to $232.8 million from $195.9 million in 2004. A summary of first-quarter results from continuing operations is shown below:

(In millions, except per-share data)	First Quarter Ended March 31

	2005	2004

Sales
	$232.8	$195.9

Income from continuing operations as reported under

generally accepted accounting principles (GAAP)	$5.6	$2.4
After-tax effects of:
Loss associated with plant shutdowns, asset

impairments and restructurings	1.3	7.0

Loss from Therics ongoing operations	1.2	1.6

Gains from sale of assets and other items	(1.4)	(4.0)

Income from manufacturing operations*	$6.7	$7.0

Diluted earnings per share from continuing operations as

reported under GAAP	$.14	$.06
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset

impairments and restructurings	.03	.18

Loss from Therics ongoing operations	.03	.04

Gains from sale of assets and other items	(.03)	(.10)

Diluted earnings per share from manufacturing operations*	$.17	$.18

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, Therics’ ongoing operations, and gains from sale of assets and other items have been presented separately and removed from income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations. They also exclude Therics, a technology company that cannot be analyzed and valued by historical measures of earnings and cash flow. Therics’ prospects and value currently depend on its ability to develop, manufacture, market, sell and profit from its orthopaedic product line. There is no assurance whether or when we might realize any return on our investment in Therics.

- - more - -

TREDEGAR EARNINGS, page 2

Norman A. Scher, Tredegar’s president and chief executive officer, said: “First-quarter earnings from manufacturing operations were relatively flat, with higher profits in films offset by lower aluminum profits. We continue to expect 2005 results in both units to exceed 2004 levels. Assuming resin prices remain stable, profits in films should benefit from continued growth of new products. Results in aluminum were hurt by strength in the Canadian Dollar as well as higher energy and distribution costs. As we begin the second quarter, we are encouraged by a pick-up in customer orders.”

MANUFACTURING OPERATIONS

Film Products

First-quarter net sales in Film Products were $116.7 million, up 22% from $95.9 million in 2004. The increase in sales was due primarily to continued growth in new apertured, elastic and specialty products. Raw material-driven selling price increases and favorable foreign exchange rates also contributed to first-quarter revenue growth. Operating profit from ongoing operations was $11.6 million, up 16% from $10.0 million last year. The profit increase was largely attributable to new product growth and was achieved despite significantly higher resin prices. Volume was 67.4 million pounds versus 69.1 million pounds last year. On a pro forma basis (excluding the divested films business in Argentina), first-quarter sales were up 25% while volume was up 3%.

On a sequential basis, first-quarter net sales increased 5% from $111.3 million in the fourth quarter of 2004. Operating profit from ongoing operations was up 2% from $11.4 million in the fourth quarter, which included a customer reimbursement of $1 million for certain start-up costs that were incurred during the first half of 2004. The improvement over fourth-quarter results was driven by continued growth in value-added products and lower costs from restructurings. Increases in selling prices offset higher resin costs. First-quarter volume was down slightly from 68.3 million pounds in the fourth quarter.

Profits in Film Products continue to be affected by higher resin prices, which have more than doubled since beginning a steady rise in early 2002. In the first quarter, average prices of low-density polyethylene resin in the U.S. were higher than fourth-quarter and year-ago levels. While the outlook for resin prices is uncertain, recent prices have been relatively stable. Tredegar has pass-through or cost-sharing agreements for the majority of its sales. However, under certain agreements, the higher resin costs are not passed through for an average period of 90 days.

- - more - -

TREDEGAR EARNINGS, page 3

Capital expenditures were $14 million in the first quarter and are expected to be $55 million for the year, including expansion of capacity for apertured and elastic materials and surface protection films.

Aluminum Extrusions

First-quarter net sales in Aluminum Extrusions were $110.0 million, up 16% from $95.2 million in 2004 due to higher selling prices, which were driven by higher metal costs. Operating profit from ongoing operations declined 19% to $3.0 million, down from $3.7 million in 2004. The decline was due primarily to appreciation of the Canadian Dollar ($900,000) and higher energy and distribution costs (up $1.1 million). The company announced a price increase this month that it believes should help offset these higher costs.

First-quarter volume was 58.4 million pounds, up slightly from 58.0 million pounds in 2004. Higher shipments of extrusions for hurricane shutters and the commercial construction and machinery and equipment markets were partially offset by lower shipments in the residential construction sector.

At current operating levels, the company expects every 1% increase in annual volume to yield a corresponding operating profit increase of approximately 3% to 4%.

First-quarter capital expenditures were $4 million and are expected to be approximately $13 million for the year.

THERICS

The first-quarter operating loss from ongoing operations at Therics was $1.8 million versus a loss of $2.5 million in 2004 due to a lower cash burn rate. Net sales were $137,000 for the quarter. The company is continuing to explore potential collaborations with other companies aimed at accelerating market penetration across a broader array of market segments.

OTHER ITEMS

First-quarter results include a net after-tax charge of $1.3 million (3 cents per share) for plant shutdowns, asset impairments and restructurings compared with $7.0 million (18 cents per share) last year.

Results also include gains from the sale of assets and other items of $1.4 million (3 cents per share). Last year’s first-quarter results include a net after-tax gain on the sale of securities of $4.0 million (10 cents per share).

- - more - -

TREDEGAR EARNINGS, page 4

Additional details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

Net debt (debt net of cash) was $94 million, or 1.1 times the last twelve months adjusted EBITDA.

See notes to financial tables for reconciliations to comparable GAAP measures.

QUARTERLY CONFERENCE CALL

Tredegar management will host a conference call on April 21 at 11:00 a.m. EDT to discuss its earnings results. Individuals can access the call by dialing 877-692-2592. Individuals calling from outside the United States should dial 973-582-2700. A replay of the call will be available through April 28 by dialing 877-519-4471 (domestic) or 973-341-3080 (international), conference ID 5952757.

Alternatively, individuals may listen to the live audio webcast of the presentation by visiting the Tredegar Web site at www.tredegar.com. The webcast of the call may be accessed by selecting the “Webcast of first-quarter results” link on the home page. An archived version of the call will be available for replay on the Web site.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

The words “believe,” “hope,” “expect,” “are likely,” and similar expressions may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to the following:

Film Products is highly dependent on sales to one customer, which comprised approximately 27% of Tredegar’s net sales in 2004. The loss or significant reduction of sales associated with this customer would have a material adverse effect on our business, as would delays in this customer rolling out products utilizing new technologies developed by Film Products.

Growth of Film Products depends on its ability to develop and deliver new products at competitive prices, especially in the personal care market. Personal care products are now being made

- - more - -

TREDEGAR EARNINGS, page 5

with a variety of new materials, replacing traditional backsheet and other components. While Film Products has substantial technical resources, there can be no assurance that its new products can be brought to market successfully, or if brought to market successfully, at the same level of profitability and market share of replaced films. A shift in customer preferences away from Film Products’ technologies, its inability to develop and deliver new profitable products, or delayed acceptance of its new products in domestic or foreign markets, could have a material adverse effect on Tredegar.

Sales volume and profitability of Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the U.S. and Canada, particularly in the construction, distribution and transportation industries. Aluminum Extrusions’ market segments are also subject to seasonal slowdowns during the winter months. The markets for Aluminum Extrusions’ products are highly competitive with product quality, service, delivery performance and price being the principal competitive factors. Although Aluminum Extrusions targets complex, customized, service-intensive business compared to higher volume, standard extrusion applications, Aluminum Extrusions is under increasing domestic and foreign competitive pressures. Foreign imports, primarily from China, currently represent less than 5% of the North American aluminum extrusion market. Foreign competition to date has been primarily large volume, standard extrusion profiles that impact some of our less strategic end-use markets. Market share erosion in other end-use markets remains possible.

Therics has incurred losses since inception, and we are unsure when, or if, it will become profitable. We are in the initial stages of commercializing certain orthobiologic products that have received FDA clearances. There can be no assurance that any of these products can be brought to market successfully. Therics’ ability to develop and commercialize new and existing products will depend on its ability to internally develop preclinical, clinical, regulatory, manufacturing and sales, distribution and marketing capabilities, or its ability to enter into satisfactory arrangements with third parties to provide those functions.

Tredegar’s future performance is also influenced by the costs incurred by Tredegar’s operating companies, including, for example, the cost of energy and raw materials. There is no assurance that cost control efforts will be sufficient to offset any additional future declines in revenues or increases in energy, raw materials or other costs.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

- - more - -

TREDEGAR EARNINGS, page 6

To the extent that this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions. Tredegar is also developing and marketing bone graft substitutes through its Therics subsidiary.

- - more - -

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended March 31

	2005	2004

Sales	$232,757	$195,919
Other income (expense), net (a) (b)	2,560	6,106

	235,317	202,025

Cost of goods sold (a)	198,352	163,744
Freight	5,943	4,827
Selling, R&D and general expenses (a)	19,864	17,944
Amortization of intangibles	106	67
Interest expense	963	923
Asset impairments and costs associated with exit and
disposal activities (a)	867	10,783

	226,095	198,288

Income before income taxes	9,222	3,737
Income taxes	3,672	1,308

Net income (a) (b) (c)	$5,550	$2,429

Earnings per share:
Basic	$.14	$.06
Diluted	.14	.06

Shares used to compute earnings per share:
Basic	38,440	38,229
Diluted	38,636	38,435

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended March 31

	2005	2004
Net Sales
Film Products	$116,711	$95,886
Aluminum Extrusions	109,966	95,195
Therics	137	11

Total net sales	226,814	191,092
Add back freight	5,943	4,827

Sales as shown in the Consolidated
Statements of Income	$232,757	$195,919

Operating Profit
Film Products:
Ongoing operations	$11,578	$10,024
Plant shutdowns, asset impairments and
restructurings, net of gain on sale of asset (a)	369	(1,203)

Aluminum Extrusions:
Ongoing operations	2,997	3,683
Plant shutdowns, asset impairments and
restructurings (a)	(638)	(9,580)

Therics:
Ongoing operations	(1,823)	(2,491)

Total	12,483	433
Interest income	98	74
Interest expense	963	923
Gain on the sale of corporate assets (b)	—	6,134
Corporate expenses, net (a)	2,396	1,981

Income before income taxes	9,222	3,737
Income taxes	3,672	1,308

Net income (a) (b) (c)	$5,550	$2,429

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2005	December 31, 2004
Assets

Cash & cash equivalents	$25,572	$22,994
Accounts & notes receivable, net	125,489	117,314
Inventories	63,974	65,360
Deferred income taxes	9,440	10,181
Prepaid expenses & other	4,318	4,689

Total current assets	228,793	220,538

Property, plant & equipment, net	320,161	316,692
Other assets	89,555	89,261
Goodwill & other intangibles	142,632	142,983

Total assets	$781,141	$769,474

Liabilities and Shareholders’ Equity

Accounts payable	$62,573	$63,852
Accrued expenses	36,258	38,141
Income taxes payable	1,065	1,446
Current portion of long-term debt	13,750	13,125

Total current liabilities	113,646	116,564

Long-term debt	104,167	90,327
Deferred income taxes	70,578	71,141
Other noncurrent liabilities	10,902	11,000
Shareholders’ equity	481,848	480,442

Total liabilities and shareholders’ equity	$781,141	$769,474

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31

	2005	2004
Cash flows from operating activities:
Net income	$5,550	$2,429
Adjustments for noncash items:
Depreciation	9,185	8,202
Amortization of intangibles	106	67
Deferred income taxes	1,730	(3,860)
Accrued pension income and postretirement benefits	(618)	(980)
Gain on sale of assets	(1,815)	(6,134)
Loss on asset impairments and divestitures	100	7,796
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(9,044)	(16,860)
Inventories	1,028	859
Income taxes recoverable	—	59,084
Prepaid expenses and other	358	170
Accounts payable	(1,947)	7,371
Accrued expenses and income taxes payable	(2,030)	2,134
Other, net	1,882	(1,331)

Net cash provided by operating activities	4,485	58,947

Cash flows from investing activities:
Capital expenditures	(17,952)	(11,491)
Proceeds from the sale of assets and property disposals	2,120	6,040
Other, net	222	(785)

Net cash used in investing activities	(15,610)	(6,236)

Cash flows from financing activities:
Dividends paid	(1,553)	(1,537)
Debt principal payments	(10,035)	(7,208)
Borrowings	24,500	5,000
Bank overdrafts	1,448	—
Proceeds from exercise of stock options	192	441

Net cash provided by (used in) financing activities	14,552	(3,304)

Effect of exchange rate changes on cash	(849)	51

Increase in cash and cash equivalents	2,578	49,458
Cash and cash equivalents at beginning of period	22,994	19,943

Cash and cash equivalents at end of period	$25,572	$69,401

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended March 31, 2005

	Film Products	Aluminum Extrusions	Therics	Total
Operating profit (loss) from ongoing operations	$44.8	$22.0	$(9.1)	$57.7
Allocation of corporate overhead	(7.0)	(3.4)	—	(10.4)
Add back depreciation and amortization	23.1	10.9	1.2	35.2

Adjusted EBITDA (d)	$60.9	$29.5	$(7.9)	$82.5

Selected balance sheet and other data as of March 31, 2005:
Cash invested to date in Therics	$75.3
Net debt (e)	$93.8
Shares outstanding	38.6

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in 2005 include:

•	A pretax gain of $1.6 million related to the shutdown of the films manufacturing facility in New Bern, North Carolina, including a $1.8 million gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), partially offset by shutdown-related expenses of $198,000;

•	A pretax charge of $1 million for process reengineering costs associated with the implementation of a global information system in Film Products (included in “Costs of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $418,000 related to severance and other employee-related costs associated with restructurings in Film Products ($250,000) and Aluminum Extrusions ($168,000);

•	A pretax gain of $508,000 for interest receivable on tax refund claims (included in “Corporate expenses, net”in the net sales and operating profit by segment table and “Other income (expense), net” in the condensed consolidated statements of income);

•	A pretax charge of $470,000 related to the shutdown of the aluminum extrusions facility in Aurora, Ontario;

•	A net pretax gain of $120,000 primarily related to the partial reversal to income of certain severance and employee-related accruals associated with the restructuring of the research and development operations in Film Products (of this amount, $199,000 in pretax charges for employee relocation and recruitment is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income); and

•	Pretax charges of $100,000 for accelerated depreciation related to restructurings in Film Products.

Plant shutdowns, asset impairments and restructurings in 2004 include:

•	A pretax charge of $9.6 million related to the shutdown of the aluminum extrusions facility in Aurora, Ontario, including asset impairment charges of $7.1 million and severance and other employee-related costs of $2.5 million;

•	Pretax charges of $666,000 related to accelerated depreciation for plants shutdown in Film Products; and

•	A pretax charge of $537,000 related to severance and other employee-related costs associated with the shutdown of the films manufacturing facility in New Bern, North Carolina.

(b)	Gain on the sale of corporate assets in 2004 include gains related to the sale of public equity securities.

(c)	Comprehensive income (loss), defined as net income and other comprehensive income (loss), was a gain of $2.7 million for the first quarter of 2005 and a loss of $1 million for the first quarter of 2004. Other comprehensive income (loss) includes changes in: unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(d)	Adjusted EBITDA represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes depreciation and amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, measures of which may vary among peer companies.

(e)	Net debt is calculated as follows (in millions):

Debt	$117.9
Less: Cash and cash equivalents, net of overdrafts	(24.1)

Net debt	$93.8